Filed Pursuant to Rule 433

Issuer Free Writing Prospectus Dated January 30, 2018

Related to Preliminary Prospectus Dated January 30, 2018

Registration No. 333-221997

VICI Properties Inc.

Free Writing Prospectus

This free writing prospectus relates to the preliminary prospectus dated January 30, 2018 included in Amendment No. 4 to the Registration Statement on Form S-11 (File No. 333-221997) of VICI Properties Inc., as filed with the Securities and Exchange Commission (SEC), in connection with the initial public offering of our shares of common stock. This free writing prospectus is only a summary of an expansion to the lock-up included in the preliminary prospectus and should be read together with the preliminary prospectus included in the Registration Statement, including the section entitled “Risk Factors” beginning on page  23 of the preliminary prospectus. A copy of the preliminary prospectus can be accessed through the following link:

http://www.sec.gov/Archives/edgar/data/1705696/000119312518024362/d496153ds11a.htm

This free writing prospectus reflects the following update regarding stockholder lock-ups that was made in the preliminary prospectus.

The fourth paragraph on page 194 of the preliminary prospectus in the section entitled “Underwriting” is supplemented by adding the following sentence to the end of the paragraph:

In addition, certain of our stockholders have agreed to the same 180 day lock-up restriction, subject to certain exceptions, with respect to an aggregate of approximately 98.0 million shares of our common stock.

Our Central Index Key, or CIK, on the SEC web site is: 0001705696.

The Company has filed a registration statement (including a prospectus, which is preliminary and subject to completion) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it from Morgan Stanley, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014; Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282 (telephone: (866) 471-2526 or email: prospectus-ny@ny.email.gs.com); BofA Merrill Lynch, Attention: Prospectus Department, NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte NC 28255-0001 (email: dg.prospectus_requests@baml.com); Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (telephone: (888) 603-5847 or email: Barclaysprospectus@broadridge.com); Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (telephone: (800) 831-9146); and Deutsche Bank Securities Inc., Attention: Prospectus Group, 60 Wall Street, New York, NY 10005, (telephone: (800) 503-4611 or email: prospectus.CPDG@db.com).

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.